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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.   1  )*
                                           -----


                                Cimatron Ltd.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  M23798107
                        -----------------------------
                               (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO. M23798107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BankAmerica Corporation

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          452,050
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          452,050
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      452,050

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      HC

------------------------------------------------------------------------------

                *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------
  CUSIP NO. M23798107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bank of America NT&SA

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          452,050
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          452,050
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      452,050

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      BK

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------
  CUSIP NO. M23798107                   13G
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      BofA Capital Management, Inc.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          450,350
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          450,350
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      450,350

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1    (a)    Name of Issuer:            Cimatron Ltd.

          (b)    Address of Issuer's        11 Gush Etzion
                 Principal Executive        Givat Shmnel
                 Offices:                   51905 Israel


Item 2    (a)    Names of Person            BankAmerica Corporation
                 Filing:                        ("BAC")
                                            Bank of America NT&SA
                                                ("BANTSA")
                                            BofA Capital Management, Inc.
                                                ("BCM")

          (b)    Address of Principal       (For BAC and BANTSA)
                 Business Offices:          555 California Street
                                            San Francisco, CA  94104


                                            (For BCM)
                                            300 South Grand Avenue
                                            Suite 2500
                                            Los Angeles, CA  94104

          (c)    Citizenship:               BAC is organized under the laws of
                                            Delaware. BANTSA is a national
                                            banking association organized under
                                            the laws of the United States. BCM
                                            is organized under the laws of
                                            Delaware.


          (d)    Title of Class of          Common stock
                 Securities:

          (e)    CUSIP Number:              M23798107


Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

                 (a)  [ ] Broker or Dealer registered under Section 15 of the
                          Act

                 (b)  [X] Bank as defined in Section 3(a)(6) of the Act

                 (c)  [ ] Insurance Company as defined in Section 3(a)(19) of the Act

                 (d)  [ ] Investment Company registered under Section 8 of the
                          Investment Company Act

                 (e)  [X] Investment Adviser registered under Section 203 of the
                          Investment Advisers Act of 1940

                 (f)  [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss240.13d-1(b)(1)(ii)(F)

                 (g)  [X] Parent Holding Company, in accordance with
                          ss240.13d-1(b)(ii)(G) (Note: See Item 7)

                 (h)  [ ] Group, in accordance with ss240.13d-1(b)(1)(ii)(H)

Item 4           Ownership*

                 (a)  Amount Beneficially Owned:
                              BAC                                       452,050
                              BANTSA                                    452,050
                              BCM                                       450,350

                 (b)  Percent of Class:
                              BAC                                           5.7%
                              BANTSA                                        5.7%
                              BCM                                           5.7%

                 (c)  Number of shares as to which such
                      person has:

                      (i)  sole power to vote or direct the
                           vote:
                                 BAC                                          0
                                 BANTSA                                       0
                                 BCM                                          0

                      (ii) shared power to vote or direct
                           the vote:
                                 BAC                                    452,050
                                 BANTSA                                 452,050
                                 BCM                                    450,350

______________________
* By virtue of the corporate relationships between Reporting Persons as described in Item 7, BAC (the parent company) may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by its subsidiaries. Similarly, higher tier BAC subsidiaries may be deemed to possess indirect beneficial ownership of shares beneficially owned directly by lower tier BAC subsidiaries. The power to vote and to dispose of shares may be deemed to be shared between entities due to their corporate relationships.

                 (iii) sole power to dispose or direct
                       the disposition of:
                            BAC                                               0
                            BANTSA                                            0
                            BCM                                               0

                 (iv)  shared power to dispose or
                       direct the disposition of:
                            BAC                                         452,050
                            BANTSA                                      452,050
                            BCM                                         450,350


Item 5    Ownership of Five Percent or Less of a Class.

          If this statement is being filed to
          report the fact that as of the date
          hereof the reporting person has ceased
          to be the beneficial owner of more than
          five percent of the class of securities, check the following [ ].

Item 6    Ownership of More than Five Percent on
          Behalf of Another Person.

          Not Applicable.

Item 7    Identification and Classification of the
          Subsidiaries Which Acquired the Security
          Being Reported on by the Parent Holding
          Company.

          See Item 2.  The entities described
          below are direct or indirect wholly-
          owned subsidiaries of BAC, which is a
          registered bank holding company. BANTSA is a bank as defined in Section 3(a)(6) of the Act. BCM is an investment adviser registered under the Investment
          Advisers Act or 1940.  BANTSA is a
          wholly-owned subsidiary of BAC and BCM
          is a wholly-owned subsidiary of BANTSA.

Item 8    Identification and Classification of
          Members of the Group.

          Not Applicable.

Item 9    Notice of Dissolution of Group.

          Not Applicable.

Item 10   Certification.

          By signing below I certify that, to the
          best of my knowledge and belief, the
          securities referred to above were
          acquired in the ordinary course of
          business and were not acquired for the
          purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature
_________

       After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998



       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

       BOFA CAPITAL MANAGEMENT, INC.*



*By:   /s/ VENRICE R. PALMER

       Venrice R. Palmer
       Senior Counsel of
       Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc.)

                                   EXHIBIT A
                                   ---------
                            Joint Filing Agreement
                            ----------------------

       The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(f)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 6, 1998

       BANKAMERICA CORPORATION*

       BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION*

       BOFA CAPITAL MANAGEMENT, INC.*



*By:   /s/ VENRICE R. PALMER

       Venrice R. Palmer
       Senior Counsel of
       Bank of America National Trust and Savings Association and Authorized Attorney-in-Fact (signing resolutions and powers of attorney are incorporated by reference to Schedule 13G Amendment #2 relating to Anaren Microwave, Inc.)